SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     The Securities and Exchange Act of 1934


        Date of Report (Date of earliest event reported) February 9, 1999



                            GALAXY ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


             Nevada                0-25055                 88-0315212
         (State or Other           (Commission             (IRS Employer
         Jurisdiction of           File Number)            Identification No.)
         Incorporation)


                890 North Industrial Park Drive, Orem, Utah 84057
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (801) 227-0004

Item 5.  Other Events

         On February 9, 1998, Invest Linc Emerging Growth Fund I, L.L.C., a Nevada limited liability company ("Invest Linc"), entered into a Stock Purchase Agreement with Registrant whereby Invest Linc agreed to purchase 62,500 shares of Registrant's common stock at $4.00 per share for an aggregate purchase price of $250,000. The funds have been paid by, and the Shares have been issued to, Invest Linc in accordance with the terms of the Stock Purchase Agreement. Also, on February 19, 1999, Registrant sold an additional 62,500 shares at a purchase price of $4.00 per share to Invest Linc. The Company has granted to Invest Linc certain registration rights pursuant to an Investor's Rights Agreement executed in connection with the sale of the shares. Invest Linc's payment of $500,000 constitute the first two installments of a total investment of $1,200,000 by Invest Linc in the Registrant that the parties anticipate will occur over the next 30 to 45 days. The total number of common shares to be acquired by Invest Linc will be 300,000.

         Registrant has also agreed to engage Invest Linc Capital Corp., an affiliate of Invest Linc, to provide certain consulting services including developing business and strategic alliances, as well as public and investor relations, for a period of two years with consulting fees of $8,000 per month. As further consideration for these services, Registrant will grant to Invest Linc Capital Corp. a five year warrant to purchase up to 100,000 shares at an exercise price of $4.00 per share.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                        GALAXY ENTERPRISES, INC.
                                                              (registrant)



 February 23, 1999                                       BY:/s/John J. Poelman
 (Date)                                                  ---------------------
                                                         JOHN J. POELMAN,
                                                         CHIEF EXECUTIVE OFFICER